TWELFTH AMENDMENT TO LOAN AGREEMENT


          THIS TWELFTH AMENDMENT TO LOAN AGREEMENT, dated as of January 27, 1995, (the "Amendment") is made to the Loan Agreement dated as of October 29, 1990, as amended by a First Amendment to Loan Agreement, dated March 14, 1991, as amended by a Second Amendment to Loan Agreement, dated March 28, 1991, as amended by a Third Amendment to Loan Agreement, dated May 29, 1991, as amended by a Fourth Amendment to Loan Agreement, dated as of June 14, 1991, as amended by a Fifth Amendment to Loan Agreement, dated as of January 28, 1992, as amended by a Sixth Amendment to Loan Agreement, dated as of November 4, 1992, as amended by a Seventh Amendment to Loan Agreement, dated as of December 22, 1992, as amended by an Eighth Amendment to Loan Agreement, dated as of August 24, 1993, as amended by a Ninth Amendment to Loan Agreement, dated as of October 29, 1993, as amended by a Tenth Amendment to Loan Agreement, dated as of April 28, 1994, as amended by an Eleventh Amendment to Loan Agreement dated as of October 28, 1994, between TEXFI INDUSTRIES, INC., a Delaware corporation (the "Borrower"), and NATIONSBANK, N.A. (CAROLINAS), (formerly known as NationsBank of North Carolina, N.A.) a national association, acting as agent for the Lenders (as described in the Loan Agreement, as defined below) (the "Agent") and the Lenders.

                                  RECITALS

          A. The Borrower and the Agent entered into a Loan Agreement dated as of October 29, 1990, pursuant to which the Lenders, as defined in the Loan Agreement, extended a $25,000,000 Term Loan and a $15,000,000 Revolving Line of Credit to the Borrower, which agreement was amended by the First Amendment to Loan Agreement, dated March 14, 1991, by a Second Amendment to Loan Agreement, dated March 28, 1991, by a Third Amendment to Loan Agreement, dated May 29, 1991, by a Fourth Amendment to Loan Agreement, dated as of June 14, 1991, by a Fifth Amendment to Loan
Agreement, dated as of January 28, 1992, by a Sixth Amendment to Loan Agreement, dated as of November 4, 1992, by a Seventh
Amendment to Loan Agreement, dated as of December 22, 1992, by an Eighth Amendment to Loan Agreement, dated as of August 24, 1993, by a Ninth Amendment to Loan Agreement, dated as of October 29, 1993, by a Tenth Amendment to Loan Agreement, dated as of April 28, 1994, and by an Eleventh Amendment to Loan Agreement, dated as of October 28, 1994, (as further amended, modified, restated or supplemented from time to time, the "Loan
Agreement"). All capitalized terms not otherwise defined in this Amendment shall have the meaning assigned to them in the Loan Agreement.

          B. In connection with the Second Amendment, the Subsidiary Equipment Security Agreements were executed and delivered. In connection with the Third Amendment, the Assignments of Factor
Receivables and the Subsidiary Security Agreements were

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terminated and two of the Deeds of Trust and Assignments of
Leases, Rents and Profits were executed and delivered. Pursuant to the Seventh Amendment, the schedule for repayment of the Term Loans were revised and the schedule for repayment of the Revolving Credit Notes were revised to convert the Revolving Line of Credit into a term loan payable in installments commencing on July 31, 1993 and ending on October 31, 1997. Pursuant to the Tenth Amendment, the schedule for repayment of the loans and certain financial covenants contained in Article IX of the Loan Agreement were revised. The other amendments to the Loan Agreement revised certain financial covenants contained in Article IX of the Loan Agreement.

          C. The Borrower, the Lenders and the Agent desire to amend the Loan Agreement further in accordance with the terms hereof, in order to revise the repayment schedule for the principal of the Terms Loans and to revise certain financial covenants contained in Article IX of the Loan Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent, for themselves, their successors and assigns, agree as follows:

                                 ARTICLE 1

                                 AMENDMENTS


          The Loan Agreement is hereby amended as follows:

          1.1 Repayment of Term Loan. Section 2.3(c) of the Loan Agreement is hereby amendedby deleting it in its entirety and substituting the following therefor:

              2.3 Repayment of Term Loans. (a) Subject to Section 2.5 below and in accordance with Section 4.15, the aggregate principal amount of the Term Loans shall be due and payable and shall be repaid by the Borrower in monthly installments as follows commencing with February 28, 1995:

                   Payment Date                  Payment

                   February 28, 1995             $        0
                   March 31, 1995                $        0
                   April 30, 1995                $  750,000
                   May 31, 1995                  $  750,000
                   June 30, 1995                 $  750,000
                   July 31, 1995                 $  750,000
                   August 31, 1995               $  750,000
                   September 30, 1995            $  750,000
                   October 31, 1995              $  750,000
                   November 30, 1995             $  750,000
                   December 31, 1995             $  750,000
                   January 31, 1996              $  750,000

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                   February 28, 1996             $  750,000
                   March 31, 1996                $  750,000
                   April 30, 1996                $  750,000
                   May 31, 1996                  $  750,000
                   June 30, 1996                 $  750,000
                   July 31, 1996                 $  750,000
                   August 31, 1996               $  750,000
                   September 30, 1996            $  750,000
                   October 31, 1996              $  750,000
                   November 30, 1996             $  750,000
                   December 31, 1996             $  750,000
                   January 31, 1997              $  800,000
                   February 28, 1997             $  800,000
                   March 31, 1997                $  800,000
                   April 30, 1997                $  800,000
                   May 31, 1997                  $  800,000
                   June 30, 1997                 $  800,000
                   July 31, 1997                 $  800,000

                   August 31, 1997               $  800,000
                   September 30, 1997            $  800,000
                   October 31, 1997              $2,898,436

          1.2 Revised Covenants. Section IX of the Loan Agreement is amended by deleting subparagraphs 9.9, 9.13 and 9.14 in their entirety and substituting the following new subparagraphs therefor:

              9.9  Net Worth.  Permit Tangible Net Worth to be less than
          (i) $9,400,000 at any time from and after October 28, 1994 until and including the day preceding the end of the second quarter of the Borrower's 1995 fiscal year, and (ii) $18,000,000 any time thereafter, plus an annual increase of the greater of (a) $2,000,000 or (b) 50% of the Borrower's Net Income, on a consolidated basis, for the immediately preceding fiscal year.

              9.13 Working Capital. Permit Working Capital at the end of any fiscal quarter of the Borrower to be less than (i) $6,660,000 from and after the end of the Borrower's 1994 fiscal year until and including the day preceding the end of the second quarter of the Borrower's 1995 fiscal year; and (ii) $11,000,000 thereafter.

              9.14 Current Ratio. Permit the ratio of Current Assets (including factor receivables) to the sum of Current Liabilities and Factor Advances (to the extent not already included in Current Liabilities) at the end of any fiscal quarter of the Borrower to be less than: (i) 1.07 to 1.00 from and after the end of the Borrower's 1994 fiscal year until and including the day preceding the end of the second quarter of the Borrower's 1995 fiscal year, and (ii) 1.15 to 1.00 thereafter.

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                                 ARTICLE 2

                                  GENERAL

          2.1 Full Force and Effect. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Loan Agreement, "hereinafter," "hereto," "hereof" and words of similar import shall, unless the context otherwise requires, mean the Loan Agreement as amended by this Amendment.

          2.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the laws and judicial decisions of the State of North Carolina.

          2.3 Counterparts, Terms. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

          2.4 Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, all fees and disbursements of Lender's counsel.

          2.5 Headings. The headings of this Amendment are for the purposes of reference only and shall not effect the construction of the Agreement.

          2.6 Valid Agreement. The parties acknowledge that this Amendment complies in all respects with Section 15.7 of the Loan Agreement, which sets forth the requirements for amendments thereto.

          IN WITNESS WHEREOF, the Borrower and the Agent have caused this Amendment to be executed by their duly authorized officers all as of the day and year first above written.

                                       TEXFI INDUSTRIES, INC.



[CORPORATE SEAL]                  By:
                                            Dane L. Vincent
ATTEST:                                Vice President Finance and
                                            Treasurer


Assistant Secretary

                    [SIGNATURES CONTINUED ON NEXT PAGE]


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                                       NATIONSBANK, N.A. (CAROLINAS),
                                       as Agent



                                       By:

                                       Title: